J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas 75024

February 24, 2011

Vornado Realty Trust
888 Seventh Avenue
44th Floor
New York, New York 10019
Attention: Alan Rice, Esq.

Gentlemen:

This letter constitutes the agreement (the “Agreement”) between J. C. Penney Company, Inc. (the “Company”), on the one hand, and Vornado Realty Trust and its controlled affiliates (collectively, the “Stockholders”), on the other hand, with respect to the matters set forth below.

1.
The Company’s Board of Directors (the “Board”) intends to implement a share repurchase program authorizing the Company to repurchase up to $900 million in value of shares of its Common Stock (the “Share Repurchase”).

2.
On a Schedule 13D filed on October 8, 2010, the Stockholders reported that they beneficially own 23,400,000 shares of Common Stock, which represented beneficial ownership of 9.9% of the outstanding Common Stock.

3.	In the absence of participation by the Stockholders in the Share Repurchase, the percentage of the outstanding shares of Common Stock beneficially owned by the Stockholders will increase.

4.
For purposes of this Agreement, “Excess Shares Number” shall mean the number of shares of Common Stock equal to (i) (A) 9.9% multiplied by (B) the number of shares of Common Stock acquired in the Share Repurchase as of the date of any determination, which date shall be no later than October 1, 2011 minus (ii) the number of shares of Common Stock Transferred by the Stockholders after the date of this Agreement; provided that if such difference is a negative number, the Excess Shares Number shall be zero.  The Excess Shares Number shall be equitably adjusted to reflect the effect of any stock split, split-up, reverse stock split, stock dividend or similar change with respect to the Common Stock.

5.
If as of the relevant record date, the Stockholders possess the power to vote (or direct the voting of) more than 9.9% of the shares of Common Stock outstanding as of such record date, the Stockholders will cause that number of shares of Common Stock as to which they possess the power to vote (or direct the voting of) in excess of 9.9% (but in no event more shares than the Excess Shares Number) to be present for quorum purposes and to be voted at each meeting of the Company’s stockholders as follows: at the sole option of the Stockholders either (a) as recommended by the Board in respect of each matter, resolution, action or proposal that is submitted to the stockholders of the Company at such meeting or (b) in direct proportion to the manner in which all stockholders of the Company (other than the Stockholders and Pershing Square Capital Management, L.P. and its controlled affiliates) vote for, against, withhold or otherwise in respect of each matter, resolution, action or proposal that is submitted to the stockholders of the Company at such meeting.

6.
The Stockholders agree not to, directly or indirectly, Transfer to any Person (together with such Person’s controlled affiliates) in a transaction or series of transactions beneficial ownership of a number of shares of Common Stock greater than a number equal to the greater of (i) the total number of shares of Common Stock beneficially owned by the Stockholders at the time of such Transfer less that number of shares of Common Stock equal to the Excess Shares Number and (ii) 9.9% of the then-outstanding shares of Common Stock; unless, in each case, such Person and its controlled affiliates agree in writing with the Company as a third-party beneficiary to be bound by the terms of this Agreement.

7.
As used in this Agreement, (a) the term “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure, (b) the term “affiliate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (c) the term “associate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act, (d) the term “Common Stock” shall mean the shares of Common Stock of 50¢ par value of the Company, (e) the terms “beneficially own” and “beneficial ownership” shall have the meanings ascribed to such terms in Rule 13d-3 of the Exchange Act and (f) the term “Transfer” means with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the beneficial ownership thereof, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, and as a verb, “Transfer” shall have a correlative meaning; provided, that a pledge, hypothecation, encumbrance or similar disposition shall not be deemed a Transfer if it is in the ordinary course.

8.
This Agreement shall automatically terminate on the date on which the Stockholders (and any transferee who agrees to be bound by the terms of this Agreement pursuant to paragraph 6) beneficially own, in the aggregate, less than 9.9% of the Company’s then-outstanding Common Stock.

9.	Neither party shall take any action that is a scheme or device to evade its obligations under this Agreement.

10.
The Company and each Stockholder acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, the Company will be entitled to seek injunctive and other equitable relief, without proof of actual damages, that each Stockholder will not plead in defense thereto that there would be an adequate remedy at law, and that each Stockholder agrees to waive any applicable right or requirement that a bond be posted by the Company. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

11.
All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be in writing and will be deemed validly given, made or served when delivered by overnight courier as follows:

If to the Company:

J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas 75024
Attn:       Janet Dhillon,
Executive Vice President, General Counsel and Secretary
Phone:    (972) 431-1916

With copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL 60606-1720
Attn:       Charles W. Mulaney, Jr.
Peter C. Krupp
Phone:    (312) 407-0700

If to the Stockholders:

Vornado Realty Trust
888 Seventh Avenue
44th Floor
New York, NY 10019
Attention: Alan Rice, Esq.
Phone:      (212) 894-7000

With copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attn:         Daniel S. Sternberg
Phone:      (212) 225-2630

12.
This Agreement may be executed by the parties hereto in separate counterparts (including by means of electronic transmission), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

13.
This Agreement and any controversy arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Stockholders and the Company (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction and venue by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and (d) irrevocably waives the right to trial by jury.

14.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party hereto may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto.

 [Execution page follows.]

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours,

J. C. PENNEY COMPANY, INC.

By:    /s/ Michael Dastugue
Michael Dastugue, Executive Vice
President and Chief Financial Officer

Acknowledged and agreed to as of
the date first written above:

VORNADO REALTY TRUST,

By: /s/ Steven Roth
Name: Steven Roth
Title: Chairman

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